CONTACT:                                  NEWS Release
Roni Imbeaux
Vice President, Finance and Investor Relations
404-407-1104
rimbeaux@cousins.com

COUSINS CLARIFIES EARNINGS IMPACT OF TIER TRANSACTION

ATLANTA (July 25, 2019) - Following up on its second quarter earnings conference call earlier today, Cousins Properties (NYSE: CUZ) is clarifying the earnings impact of its recent TIER merger.
Overall, the earnings impact of the TIER transaction in 2019 and beyond remains unchanged from the Company’s original expectations provided at the time the transaction was announced in March.
Please note all numbers reflect the one-for-four reverse stock split completed in conjunction with the TIER transaction.
As outlined in today’s earnings call, the TIER transaction, which closed on June 14, 2019, is expected to reduce 2019 Funds From Operations (“FFO”) by approximately $0.06 per share, which is the mid-point of the company’s original expectation.
In 2020, the company expects the earnings impact to be less than the annualized reduction in 2019 due to the delivery and associated rent commencement of TIER development properties at The Domain in Austin. For full year 2020, the company expects the TIER transaction to reduce FFO by approximately $0.06 to $0.12 per share, with a mid-point of $0.09 per share.

About Cousins Properties
Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office towers located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.

Cautionary Statement Regarding Forward-Looking Information
Certain matters contained herein, including the expected impact of the TIER transaction on FFO in 2019 and 2020, are “forward-looking statements” within the meaning of the federal securities laws and are subject to uncertainties and risks, as itemized in Item 1A included in the Annual Report on Form 10-K for the year ended December 31, 2018 and in the Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and June 30, 2019. These forward-looking statements include information about possible or assumed future results of the business and our financial condition, liquidity, results of operations, plans, and objectives. Any forward-looking statements are based upon management's beliefs, assumptions, and expectations of our future performance, taking into account information that is currently available. These beliefs, assumptions, and expectations may change as a result of possible events or factors, not all of which are known. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in forward-looking statements. Actual results may vary from forward-looking statements. The words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “may,” “intend,” “will,” or similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in any forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise, except as required under U.S. federal securities laws.